Exhibit 99

Exchange National Bancshares Announces Strategic Plan
Jefferson City, MO
December 1, 2006

Exchange National Bancshares, Inc. of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today that it intends, subject to regulatory approval, to begin consolidating its subsidiary banks into a single charter. In addition to the charter consolidation effort, Exchange National Bancshares announced its intention to re-brand its surviving bank subsidiary with a single identity. The Board of Directors anticipates announcing the new brand during the first quarter of 2007. Exchange National Bancshares’ philosophy of having local leadership in decision making will remain unchanged.

Exchange National Bancshares owns and operates Exchange National Bank of Jefferson City, Citizens Union State Bank of Clinton, Osage Valley Bank of Warsaw and Bank 10 of Belton. Subject to regulatory approval, these four banks will combine together to form a single $1.1 billion organization. In commenting on the strategic plan, Chairman and CEO James E. Smith stated, “We are a community driven organization and want to keep it that way. By uniting the banks together, we will be able to refocus duplicative operational tasks with duties that directly impact sales and service.” Smith added, “No changes in the 26 market locations are planned and customers can expect the same high quality service from the same great staff. Only now, we will be able to offer a larger selection of consolidated products and services to each and every market.”

The newly consolidated bank will operate under a state trust company charter with Smith as Chairman and CEO. Within the consolidated structure, the company’s market presence will be split into three regional areas: Eastern Market, North & Western Market, and Southwest Market. David T. Turner, current president of Exchange National Bank, will become president of the Eastern Market. Joe D. Balentine, current president of Bank 10, will become president of the North & Western Market. And Jim K. Riggins, current president of the Springfield Market for Citizens Union State Bank, will become president of the Southwest Market.

The charter and branding initiatives are key parts of the Company’s strategic plan that has at its core, the creation of an efficient platform for continued growth. During the past few years, the Company has successfully expanded into the Kansas City and Southwest Missouri markets through acquisitions and the opening of new offices that now represent nearly 30% of total assets. Chairman and CEO Smith stated, “Continuation and acceleration of this trend will materially increase the Company’s ability to keep pace with the needs of existing and future customers, as well as enhance the value of our shareholders’ investment.” In disclosing that the strategic plan calls for relocation of the holding company’s headquarters from Jefferson City to the Kansas City area, Smith stated “This move will be an important step in enabling the Company to capitalize on expansion opportunities created by its May 2005 purchase of Bank 10.” The Company’s new corporate headquarters will temporarily be housed at 300 Southwest Longview Blvd. in Lee’s Summit, Missouri where one of its subsidiaries presently has a banking office. Currently, the Company’s subsidiaries have a total of 26 banking offices.

Summing up, Smith affirmed, “The Board has clearly articulated its intention that we move aggressively to investigate and capitalize on opportunities to add new banking offices in metropolitan areas on both sides of the State. I commend our Board for their vision and commitment to enhancing customer service and shareholder value. The Board’s action was also a vote of confidence for our efficient and highly motivated staff of banking professionals and in their capacity to move our organization to the next level.”

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com